As filed with the Securities and Exchange Commission on October 7, 2021

Registration No. 333-255408

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel Tel: (+972) (3) 610-3100	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (Registration No. 333-255408), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on April 29, 2021. The Registration Statement registered the resale by selling shareholders of an aggregate of 2,881,570 American Depositary Shares, or ADSs, consisting of (i) 916,316 ADSs issuable upon deposit of ordinary shares, (ii) 1,728,942 ADSs issuable upon exercise of Series A Warrants and Series B Warrants to purchase ADSs that remained unexercised, or, collectively, the Outstanding Warrants, and (iii) 236,312 ADSs issuable upon the exercise of pre-funded warrants, or the Pre-Funded Warrants, or, together with the Outstanding Warrants, the Warrants.

As of the date of this Post-Effective Amendment, our American Depositary Receipt, or ADR, program has been terminated and our ADSs have been converted to ordinary shares on a one-for-one basis. In connection with the termination of our ADR program, all outstanding options and warrants to purchase ADSs were converted to options or warrants, respectively, to purchase ordinary shares on a one-for-one basis.

The Outstanding Warrants are exercisable at an exercise price of $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants and are exercisable six months from the date of issuance with a term of exercise equal to five years from the initial exercise date. The Pre-Funded Warrants are exercisable at an exercise price of $0.001 per Ordinary Share and were exercisable any time after the date of issuance upon payment of the exercise price.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained or incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares held by the selling shareholders and issuable from time to time upon exercise of the Warrants held by the selling shareholders.

All filing fees payable to the SEC in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement or prior amendments thereto.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 7, 2021

PROSPECTUS

Up to 2,809,494 Ordinary Shares

SCISPARC LTD.

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 2,809,494 ordinary shares, no par value, or the Ordinary Shares, consisting of (i) up to 944,240 Ordinary Shares held by the selling shareholders, (ii) up to 1,728,942 Ordinary Shares issuable upon exercise of the Series A Warrants and Series B Warrants to purchase Ordinary Shares that remain unexercised, or, collectively, the Outstanding Warrants, and (iii) up to 136,312 Ordinary Shares issuable upon the exercise of the pre-funded warrants, or the Pre-Funded Warrants, or together with the Outstanding Warrants, the Warrants.

The selling shareholders are identified in the table commencing on page 7. No Ordinary Shares or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. The exercise prices of the Outstanding Warrants are $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants. The exercise price of the Pre-Funded Warrants is $0.001 per Ordinary Share. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

The Ordinary Shares are quoted on the OTCQB under the symbol “SPRCF.” On October 6, 2021, the last reported sale price of our Ordinary Shares was $5.58 per Ordinary Share. We have applied to list our Ordinary Shares on the Nasdaq Capital Market, or Nasdaq, under the trading symbol “SPRC”. As of the date of this prospectus, our request to reserve the trading symbol “SPRC” is still pending. No assurance can be given that our Nasdaq listing application will be approved.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2021.

i

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

For investors outside of the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company,” and “SciSparc” refer to SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.).

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes and incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

ii

OUR COMPANY

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, the Company is currently engaged in the development of the following pharmaceutical compositions comprising N-acylethanolamines and cannabinoids, such as Palmitoylethanolamide (PEA) and/or Δ9-tetrahydrocannabinol (THC) and/or non-psychoactive cannabidiol (CBD) and/or other cannabinoid receptor agonists: SCI-110 (formerly THX-110) for the treatment of Tourette syndrome for the treatment of obstructive sleep apnea and for the treatment of Alzheimer’s disease and agitation; SCI-160 (formerly THX-160) for the treatment of pain; and SCI-210 (formerly THX-210) for the treatment of Autism Spectrum Disorder and epilepsy.

THE OFFERING

Ordinary Shares currently outstanding	2,275,190 Ordinary Shares.

Ordinary Shares offered by the selling shareholders

Up to 2,809,494 Ordinary Shares, consisting of: (i) Up to 944,240 Ordinary Shares held by the selling shareholders; (ii) up to 1,728,942 Ordinary Shares issuable upon exercise of the Outstanding Warrants; and (iii) up to 136,312 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants.

Ordinary Shares to be outstanding assuming full exercise of the Warrants	5,084,684 Ordinary Shares.

The Outstanding Warrants	The Outstanding Warrants are exercisable at an exercise price of $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants and are exercisable six months from the date of issuance with a term of exercise equal to five years from the initial exercise date.

The Pre-Funded Warrants	The Pre-Funded Warrants have an exercise price of $0.001 per Ordinary Share. The Pre-Funded Warrants were exercisable at any time after the date of issuance upon payment of the exercise price.

Use of proceeds

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Outstanding Warrants for working capital, which includes research and development. See the section of this prospectus titled “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020, or the 2020 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Listing	Our Ordinary Shares are presently quoted on the OTCQB under the symbol “SPRCF”. We have applied to list our Ordinary Shares on Nasdaq under the symbol “SPRC”. As of the date of this prospectus, our request to reserve the trading symbol “SPRC” is still pending. No assurance can be given that our Nasdaq listing application will be approved.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assume the exercise of all of the Warrants currently outstanding are exercised and is based on 2,275,190 Ordinary Shares outstanding as of October 5, 2021. This number excludes:

●	5,436 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $319.20 per share;

●	10,279 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan; and

●	1,466,631 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 1,466,631 Ordinary Shares, with exercise prices ranging from $5.02 to $245 per Ordinary Share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our 2020 Annual Report, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in Our Securities and this Offering

We cannot assure you that our Ordinary Shares will be listed on, and will remain listed on, Nasdaq or any other securities exchange.

Our ADSs, which previously represented our Ordinary Shares, were listed on Nasdaq from March 2017 through July 2020. On September 21, 2020, our ADSs were delisted from Nasdaq as a result of not meeting the shareholders equity requirements of Nasdaq. Between December 2020 and August 2021, our ADSs were quoted on the OTCQB. In August 2021, our ADR program was terminated and our ADSs were converted to Ordinary Shares on a one-for-one basis.

Our Ordinary Shares were previously listed on the Tel-Aviv Stock Exchange from December 26, 2005 until their delisting on August 7, 2018. In September 2021, our Ordinary Shares began to be quoted for trading on the OTCQB under the ticker “SPRCF”. We have applied to list our Ordinary Shares on Nasdaq under the ticker “SPRC”. As of the date of this prospectus, our request to reserve the trading symbol “SPRC” is still pending. No assurance can be given that our listing application will be approved and that if it is approved, as to when the Ordinary Shares may actually begin trading on Nasdaq. If the listing application is approved, no assurance can be given that we will remain eligible to be listed on Nasdaq. Further, because of the previous delisting of our ADSs from Nasdaq, if our listing application is approved and we fall out of compliance with Nasdaq requirements in the future, our Ordinary Shares may be more likely to be subject to Nasdaq’s delisting process and no assurance can be given that we will be able to regain compliance. Any delisting could adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, customers and employees.

In the event that the Ordinary Shares are not approved for trading on Nasdaq, the Ordinary Shares will continue to be quoted on the OTCQB. In the event that our Ordinary Shares trade on an inter-dealer, over-the-counter market such as the OTCQB, there could remain a highly illiquid market for our Ordinary Shares and you may be unable to dispose of the Ordinary Shares at a desirable price or at all.

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Warrants for working capital, which includes research and development. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Warrants in connection with this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Warrants in connection with this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The exercise of outstanding options and warrants to purchase Ordinary Shares will cause significant dilution to holders of our equity securities.

As of October 5, 2021, holders of outstanding options may exercise their options in up to 5,436 Ordinary Shares and holders of outstanding warrants may exercise their warrants in up to 3,331,885 Ordinary Shares. In the event that such options or warrants are exercised, the ownership interest of existing holders of our equity securities will be diluted. See “Dilution” for further information.

Significant holders or beneficial holders of our Ordinary Shares may not be permitted to exercise Warrants that they hold.

The terms of the Warrants being offered hereby will prohibit a holder from exercising its Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation may be increased or decreased, from time to time, to any other percentage not in excess of 9.99%. As a result, you may not be able to exercise your Warrants at a time when it would be financially beneficial for you to do so.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2020 Annual Report  and our Report of Foreign Issuer on Form 6-K furnished with the SEC on August 16, 2021, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our ability to advance the development our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our product candidates to treat certain indications;

●	our ability to successfully receive approvals from the U.S. Food and Drug Administration, or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	the overall global economic environment;

●	the impact of COVID-19 and resulting government actions on us;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	the impact of competition and new technologies;

●	changes in our strategy;

●	litigation;

●	our ability to list our Ordinary Shares on Nasdaq and our ongoing ability to remain eligible to list our Ordinary Shares on Nasdaq; and

●	those factors referred to above and in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2020 Annual Report as well other factors in the 2020 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We may receive up to an aggregate of approximately $14.26 million in proceeds upon the exercise of the Warrants.

We currently expect to use the net proceeds from the exercise of the Warrants for working capital, which includes research and development. The amounts and timing of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from the exercise of the Warrants.

Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in low-risk investments in order to maintain value, as decided by our board of directors from time to time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2021:

●	on an actual basis;

●	on an as adjusted basis to give effect to the full exercise of the Warrants.

You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2020 Annual Report and our Report on Form 6-K furnished with the SEC on August 16, 2021, incorporated by reference herein.

	As of June 30, 2021 (U.S. dollars in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$7,590	$21,848
Total assets	$8,342	$22,600
Total liabilities	$754	$754
Shareholders’ equity:
Share capital and premium	$53,280	$72,109
Ordinary Shares, no par value: 2,269,190 Ordinary Shares issued and outstanding (actual); 2,275,190 Ordinary Shares issued and outstanding (as adjusted)
Reserve for share-based payment transactions	$4,312	$4,312
Warrants	$6,778	$2,207
Foreign currency translation reserve	$497	$497
Transactions with non-controlling interests	$559	$559
Accumulated loss	$(57,838)	$(57,838)
Total equity	7,588	21,846

The above discussion and table assume the exercise of all of the Warrants currently outstanding are exercised and is based on 2,275,190 Ordinary Shares outstanding as of October 5, 2021. This number excludes:

●	5,436 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $319.20 per share;

●	10,279 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan; and

●	1,466,631 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 1,466,631 Ordinary Shares, with exercise prices ranging from $5.02 to $245 per Ordinary Share.

SELLING SHAREHOLDERS

On March 1, 2021, we entered into a definitive agreement, or the Purchase Agreement, with several accredited and institutional investors providing for the issuance of an aggregate of 1,152,628 units, as follows: (a) 916,316 units, at a price of $7.07 per unit, consisting of (i) one ADS, each representing 140 Ordinary Shares at the time and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units, and (b) 236,312 pre-funded units, at a price of $7.069 per unit, consisting of (i) one Pre-Funded Warrant and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units.

Since the date of the Purchase Agreement:

a)	on July 19, 2021, we completed a 140 to 1 reverse split of our Ordinary Shares such that each 140 Ordinary Shares, no par value, were consolidated into 1 Ordinary Share, no par value;

b)	concurrently with the reverse split, we effected a corresponding change in the ratio of Ordinary Shares to ADSs such that the ratio of ADSs to Ordinary Shares changed from one ADS representing 140 Ordinary Shares to a new ratio of one ADS representing one Ordinary Share; and

c)	on August 26, 2021, our ADS program was terminated and all our ADSs were mandatorily cancelled and subsequently were exchanged for Ordinary Shares at a one-for-one ratio.

After giving effect to events (a), (b) and (c) described above, as of October 5, 2021, there were 1,152,628 Series A Warrants, 576,314 Series B Warrants and 136,000 Pre-Funded Warrants outstanding. The Pre-Funded Warrants have an exercise price of $0.001 per Ordinary Share and are exercisable at any time after the date of issuance upon payment of the exercise price. The Series A Warrants have an exercise price of $7.07, subject to adjustments therein. The Series B Warrants have an exercise price equal to $10.60, subject to adjustments therein. The Series A Warrants and the Series B Warrants are exercisable six months from the date of issuance and have a term of exercise equal to five years from the initial exercise date.

The selling shareholders acquired the Ordinary Shares being registered for resale pursuant to this prospectus pursuant to the Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part covering the resale of the Ordinary Shares sold pursuant to the Purchase Agreement, including upon the exercise of the Warrants. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time.

Other than the relationships as purchasers under the Purchase Agreement and described herein, to our knowledge, none of the selling shareholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling shareholders has held a position as an officer a director of ours, nor has any selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The Ordinary Shares being offered are being registered to permit public secondary trading of such Ordinary Shares and each selling shareholder may offer all or part of the Ordinary Shares it owns for resale from time to time pursuant to this prospectus. None of the selling shareholders has any family relationships with our officers, other directors or controlling shareholders.

Any selling shareholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the Ordinary Shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholders.

The second column lists the number of Ordinary Shares beneficially owned and the percentage ownership represented by the Ordinary Shares beneficially owned by each of the selling shareholders, based on its ownership of Ordinary Shares, as of October 5, 2021.

The third column lists the total Ordinary Shares being offered by this prospectus by the selling shareholders.

The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus and lists the percentage ownership represented by the Ordinary Shares beneficially owned by the selling shareholder assuming the sale of all the Ordinary Shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)				Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number		Percentage(2)				Number	Percentage(2)
College Trader Co(4)	14,140	(5)	*		14,140	(5)	-	-
Michel Eduard Wainberg Hait Living Trust(6)	17,680	(7)	*		17,680	(7)	-	-
District 2 Capital Fund, LP(8)	250,000	(9)	4.99	%(3)	250,000	(9)	-	-
Bigger Capital Fund LP(10)	237,500	(11)	4.99	%(3)	237,500	(11)	-	-
Rohit Bawa(12)	75,000	(13)	3.23%		75,000	(13)	-	-
Michael Bozzuto(14)	125,000	(15)	4.99	%(3)	125,000	(15)	-	-
Michael Janiszewski(16)	17,500	(17)	*		17,500	(17)	-	-
Tauriga Sciences Inc(18)	9,400	(19)	*		9,400	(19)	-	-
Brian Vaughn(20)	25,000	(21)	1.09%		25,000	(21)	-	-
Robert J. Eide Pension Plan(22)	310,554	(23)	4.99	%(3)	70,720	(23)	239,834	4.99	%(3)
Iroquois Capital Investment Group LLC(24)	31,824	(25)	1.38%		31,824	(25)	-	-
Iroquois Master Fund Ltd.(24)	31,824	(26)	1.38%		31,824	(26)	-	-
Lexmore Corporation(27)	100,000	(28)	4.28%		100,000	(28)	-	-
Orca Capital GmbH(29)	21,216	(30)	*		21,216	(30)	-	-
Alan & Elisa Pines(31)	67,720	(32)	2.92%		67,720	(32)	-	-
Platinum Asset Management(33)	75,000	(34)	3.23%		75,000	(34)	-	-
Shimon Rosenzweig(35)	17,680	(36)	*		17,680	(36)	-	-
Aaron Tiram(37)	133,040	(38)	4.99	%(3)	88,400	(38)	44,640	1.96%
Amir Uziel Economic Consultant Ltd.(39)	28,800	(40)	1.26%		8,840	(40)	19,960	*
Lavi Krasney(41)	62,500	(42)	2.68%		12,500	(42)	50,000	2.20%
Ravid Jarbi(43)	11,840	(44)	*		8,840	(44)	3,000	*
Tamir Eitan(45)	8,840	(46)	*		8,840	(46)	-	-
Sphera Small Cap Fund LP(47)	233,569	(48)	4.99	%(3)	176,805	(48)	56,764	2.49%
Gidurim VIM(49)	107,985	(50)	4.62	%(3)	106,085	(50)	1,900	*
M.D. Ashalym Capital Markets LP(51)	106,085	(52)	4.54%		106,085	(52)	-	-
The Phoenix Insurance Company Ltd.(53)	264,734	(54)	4.99	%(3)	264,734	(54)	-	-
More Provident Funds(55)	264,734	(56)	4.99	%(3)	264,734	(56)	-	-
Avdinco Ltd.(57)	44,205	(58)	1.92%		44,205	(58)	-	-
Tamarid Ltd.(59)	44,205	(60)	1.92%		44,205	(60)	-	-
L.I.A Pure Capital Ltd.(61)	109,583	(62)	4.79%		17,680	(62)	91,903	4.04%
Darel Nechasim Ltd.(63)	70,725	(64)	3.05%		70,725	(64)	-	-
Joachim Fuchs(65)	44,420	(66)	1.93%		35,360	(66)	9,060	*
Menashe Arnon(67)	19,280	(68)	*		17,680	(68)	1,600	*
Natan Furman(69)	65,000	(70)	2.81%		65,000	(70)	-	-
Tzvi Shmuel Eldar(71)	14,250	(72)	*		11,250	(72)	3,000	*
R.I.L Spirit Management and Investment Ltd.(73)	17,680	(74)	*		17,680	(74)	-	-
Orocom Strategies Ltd.(75)	70,720	(76)	3.05%		70,720	(76)	-	-
David Masasa(77)	45,320	(78)	1.96%		35,360	(78)	9,960	*
Moshe Gabriel(79)	17,680	(80)	*		17,680	(80)	-	-
Barak Rozen(81)	35,360	(82)	1.54%		35,360	(82)	-	-
Asaf Touchnair(83)	35,360	(84)	1.54%		35,360	(84)	-	-

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of October 5, 2021, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

(2)	Applicable percentage of ownership is based on 2,275,190 Ordinary Shares outstanding as of October 5, 2021.

(3)	The amounts and percentages in the table give effect to the 4.99% beneficial ownership limitation set forth in the selling shareholder’s unexercised warrants.

(4)	College Trader Co. beneficially owns 14,140 Ordinary Shares. Daniel Feigenbaum is a natural control person of College Trader Co. Mr. Feigenbaum’s contact address is 18851 NE 29th Avenue, Suite 500, Aventura, Florida 33180.

(5)	Consists of 5,656 Ordinary Shares and 8,484 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(6)	Michel Eduard Wainberg Hait Living Trust beneficially owns 17,680 Ordinary Shares. Michel Eduard Wainberg Hait is a natural control person of Michel Eduard Wainberg Hait Living Trust. Mr. Hait’s contact address is 18101 Collins Avenue, Apartment 4709, Miami, Florida 33160.

(7)	Consists of 7,072 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(8)	District 2 Capital Fund, LP beneficially owns 250,000 Ordinary Shares. Michael Bigger is a natural control person of District 2 Capital Fund LP. Mr. Bigger’s contact address is 175 W. Carver Street, Huntington, New York 11743.

(9)	Consists of 50,000 Ordinary Shares, 150,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants and 50,000 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants.

(10)	Bigger Capital Fund, LP beneficially owns 237,500 Ordinary Shares. Michael Bigger is a natural control person of Bigger Capital Fund, LP. Mr. Bigger’s contact address is 11434 Glowing Sunset Lane, Las Vegas, Nevada 89135.

(11)	Consists of 37,500 Ordinary Shares, 150,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants, and 50,000 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants.

(12)	Rohit Bawa beneficially owns 75,000 Ordinary Shares. Mr. Bawa’s contact address is 1125 Maxwell Lane, Hoboken, New Jersey 07030.

(13)	Consists of 30,000 Ordinary Shares and 45,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(14)	Michael Bozzuto beneficially owns 125,000 Ordinary Shares. Mr. Bozzuto’s contact address is 275 Schoolhouse Road, Cheshire, Connecticut 06410.

(15)	Consists of 50,000 Ordinary Shares and 75,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(16)	Michael Janiszewski beneficially owns 17,500 Ordinary Shares. Mr. Janiszewski’s contact address is 31 Hillside Road, Woodbury, Connecticut 06410.

(17)	Consists of 7,000 Ordinary Shares and 10,500 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(18)	Tauriga Sciences, Inc. beneficially owns 9,400 Ordinary Shares. Seth Shaw is a natural control person of Tauriga Sciences, Inc. Mr. Shaw’s contact address is 4 Nancy Court, Suite 4, Wappingers Fall, New York 12590.

(19)	Consists of 9,400 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(20)	Brian Vaughn beneficially owns 25,000 Ordinary Shares. Mr. Vaughn’s contact address is 64 Surrey Lane, Trumbull, Connecticut 06611.

(21)	Consists of 10,000 Ordinary Shares and 15,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(22)	Robert J. Eide Pension Plan beneficially owns 310,554 Ordinary Shares. Robert Eide is a natural control person of Robert J. Eide Pension Plan. Robert Eide is an affiliate of a broker-dealer. Robert J. Eide Pension Plan’s contact address is c/o Aegis Capital Corp., One Broadcast Plaza, Suite 300, Merrick, New York 11566.

(23)	Consists of 108,122 Ordinary Shares, 160,000 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 42,432 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(24)	Iroquois Capital Investment Group LLC beneficially owns 31,824 Ordinary Shares. Iroquois Master Fund Ltd. beneficially owns 31,824 Ordinary Shares. Richard Abbe is a natural control person of both Iroquois Capital Investment Group LLC and Iroquois Master Fund Ltd. Mr. Abbe’s contact address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(25)	Consists of 31,824 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(26)	Consists of 31,824 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(27)	Lexmore Corporation beneficially owns 100,000 Ordinary Shares. Bradley Levin is a natural control person of Lexmore Corporation. Mr. Levin’s contact address is 707 Skokie Boulevard, Suite 100, Northbrook, Illinois 60062.

(28)	Consists of 40,000 Ordinary Shares and 60,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(29)	Orca Capital GmbH beneficially owns 21,216 Ordinary Shares. Thomas Koenig is a natural control person of Orca Capital GmbH. Mr. Koenig’s contact address is Sperl-Ring 2, 85276 Hettenshausen, Germany.

(30)	Consists of 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(31)	Alan & Elisa Pines beneficially own 67,720 Ordinary Shares. The Pines’ contact address is 16 Mountain Ridge Drive, Livington, New Jersey 07039.

(32)	Consists of 25,288 Ordinary Shares and 42,432 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(33)	Platinum Asset Management, Inc. beneficially owns 75,000 Ordinary Shares. James Magro is a natural control person of Platinum Asset Management, Inc. Mr. Magro’s contact address is 71 Bevin Road, Northport, New York 11768.

(34)	Consists of 30,000 Ordinary Shares and 45,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(35)	Shimon Rosenzweig Trust beneficially owns 17,680 Ordinary Shares. Shimon Rosenzweig is a natural control person of the Shimon Rosenzweig Trust. Mr. Rosenzweig’s contact address is 150 East 56th Street, Apartment 10F, New York, New York 10022.

(36)	Consists of 7,072 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(37)	Aaron Tiram beneficially owns 133,040 Ordinary Shares. Mr. Tiram’s contact address is 17555 Collins Avenue, PH1, Sunny Isle, Florida 33160.

(38)	Consists of 80,000 Ordinary Shares and 53,040 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(39)	Amir Uziel Economic Consultant Ltd. beneficially owns 28,800 Ordinary Shares. Amir Uziel is a natural control person of Amir Uziel Economic Consultant Ltd. Mr. Uziel’s contact address is 5 Shira Street, Rishon Le Zion,7580237, Israel.

(40)	Consists of 13,536 Ordinary Shares, 9,960 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 5,304 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(41)	Lavi Krasney beneficially owns 62,500 Ordinary Shares. Mr. Krasney’s contact address is 8 Paamoni Street, Tel Aviv, Israel.

(42)	Consists of 5,000 Ordinary Shares, 50,000 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021 and 7,500 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(43)	Ravid Jarbi beneficially owns 11,840 Ordinary Shares. Mr. Jarbi’s contact address is Bar Giora 14A, Raanana, Israel.

(44)	Consists of 6,536 Ordinary Shares and 5,304 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(45)	Tamir Eitan beneficially owns 8,840 Ordinary Shares. Mr. Eitan’s contact address is Yafe Nof 3, Givatayim, Israel.

(46)	Consists of 3,536 Ordinary Shares and 5,304 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(47)	Sphera Small Cap Fund LP beneficially owns 233,569 Ordinary Shares. Ron Senator is a natural control person of Sphera Small Cap Fund LP. Mr. Senator’s contact address is 21 Ha’arba’ah Street, Tel Aviv 6473921, Israel.

(48)	Consists of 97,606 Ordinary Shares, 29,880 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 106,083 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(49)	Gidurim VIM beneficially owns 107,985 Ordinary Shares. Ran Landau is the contact person for Gidurim VIM. Mr. Landau’s contact address is Yalo Rozalin 13, Rishon Letzion, Israel.

(50)	Consists of 44,334 Ordinary Shares and 63,651 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(51)	M.D. Ashalym Capital Markets LP beneficially owns 106,085 Ordinary Shares. Shay Azoulay is the contact person for M.D. Ashalym Capital Markets LP. Mr. Azoulay’s contact address is Sheset Hayamim 30, Bney Brak, Israel.

(52)	Consists of 42,434 Ordinary Shares and 63,651 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(53)	The Phoenix Insurance Company Ltd. beneficially owns 264,734 Ordinary Shares. The Phoenix Insurance Company Ltd.’s contact address is 53 Hashalom Road, Givatayim 5345433, Israel.

(54)	Consists of 95,000 Ordinary Shares and 169,734 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(55)	More Provident Funds beneficially owns 264,734 Ordinary Shares. Rotem Ben Shimon is a contact person for More Provident Funds. Mr. Shimon’s contact address is 2, Ben Gurion Street, Ramat Gan 52573344, Israel.

(56)	Consists of 95,000 Ordinary Shares and 169,734 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(57)	Avdinco Ltd. beneficially owns 44,205 Ordinary Shares. Daniella Cohen Salomy and Ronnit Cohen Likvornik are the natural control persons of Avdinco Ltd. Mali Sagie is the contact person for Avdinco Ltd. Ms. Sagie’s contact address is 2 Kaufamn Street, Tel Aviv 6801294, Israel.

(58)	Consists of 17,682 Ordinary Shares and 26,523 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(59)	Tamarid Ltd. beneficially owns 44,205 Ordinary Shares. Nurit Cohen and Mali Sagie are the natural control persons of Tamaarid Ltd. Ms. Sagie’s contact address is 2 Kaufamn Street, Tel Aviv 6801294, Israel.

(60)	Consists of 17,682 Ordinary Shares and 26,523 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(61)	L.I.A Pure Capital Ltd. beneficially owns 109,583 Ordinary Shares. L.I.A. Pure Capital Ltd. previously held over 5% of the company’s outstanding Ordinary Shares. In December 2020, we entered into a consultant agreement with Kfir Silberman of L.I.A Pure Capital Ltd. L.I.A Pure Capital Ltd.’s contact address is 20 Raoul Wallenberg, Tel Aviv, Israel.

(62)	Consists of 98,975 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(63)	Darel Nechasim Ltd. beneficially owns 70,725 Ordinary Shares. Itay Cohen and Daniel Peleg are the natural control persons of Darel Nechasim Ltd. Mr. Cohen’s contact address is 52 Begin Road, Tel Aviv 67137 Israel.

(64)	Consists of 28,290 Ordinary Shares and 42,435 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(65)	Joachim Fuchs beneficially owns 44,420 Ordinary Shares. Mr. Fuchs’ contact address is 67 Hazorea, Kfar Shmaryahu, Israel.

(66)	Consists of 23,204 Ordinary Shares and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(67)	Menashe Arnon beneficially owns 19,280 Ordinary Shares. Mr. Arnon’s contact address is 14 Weinberg, Kfar Saba, Israel.

(68)	Consists of 8,672 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(69)	Natan Furman beneficially owns 65,000 Ordinary Shares. Mr. Furman’s contact address is Pinchase Rozen 15, Haifa 34784, Israel.

(70)	Consists of 26,000 Ordinary Shares and 39,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(71)	Tzvi Shmuel Eldar beneficially owns 14,250 Ordinary Shares. Mr. Eldar’s contact address is 1 Coral Street, Modi’in Maccabim Reut, Israel.

(72)	Consists of 7,500 Ordinary Shares and 6,750 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(73)	R.I.L Spirit Management and Investment Ltd. beneficially owns 17,680 Ordinary Shares. Eitan Salman is a natural control person of R.I.L Spirit Management and Investment Ltd. Mr. Salman’s contact address is Biluya Maoz 4, Tel Aviv, Israel.

(74)	Consists of 7,072 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(75)	Orocom Strategies Ltd. beneficially owns 70,720 Ordinary Shares. Ajon Lipnik is the contact person for Orocom Strategies Ltd. Mr. Lipnik’s contact address is Ha’ad Ha’am 9, Tel Aviv, Israel.

(76)	Consists of 28,288 Ordinary Shares and 42,432 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(77)	David Masasa beneficially owns 45,320 Ordinary Shares. Mr. Masasa’s contact address is Mohash 17, Tel Aviv, Israel.

(78)	Consists of 14,144 Ordinary Shares, 9,960 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(79)	Moshe Gabriel beneficially owns 17,680 Ordinary Shares. Mr. Gabriel’s contact address is Hasharon Road 49, Hod Hasharon 45324, Israel.

(80)	Consists of 7,072 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(81)	Barak Rozen beneficially owns 35,360 Ordinary Shares. Mr. Rozen’s contact address is Ha-Menofim Street 2, Herzliya, Israel.

(82)	Consists of 14,144 Ordinary Shares and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(83)	Asaf Touchnair beneficially owns 35,360 Ordinary Shares. Mr. Touchnair’s contact address is Ha-Menofim Street 2, Herzliya, Israel.

(84)	Consists of 14,144 Ordinary Shares and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association are summaries and do not purport to be complete.

General

As of October 5, 2021, our authorized share capital consisted of 25,714,286 of our Ordinary Shares, of which 2,275,190 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of October 5, 2021, an additional 5,436 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares. The exercise price of the options outstanding ranges between $210 and $869 per share.

As of October 5, 2021, an additional 3,195,573 of our Ordinary Shares were issuable upon the exercise of warrants to purchase 3,195,573 Ordinary Shares. The exercise price of the warrants outstanding ranges between $5.02 and $245 per share.

As of October 5, 2021, an additional 136,312 of our Ordinary Shares were issuable upon the exercise of pre-funded warrants to purchase 136,312 Ordinary Shares, all of which were vested as of such date. The exercise price of such pre-funded warrants is $0.001 per Ordinary Share.

Articles of Association

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-358165-2. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Preemptive Rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to Further Capital Calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of Directors

Under our articles of association, our board of directors must consist of at least three (3) and not more than eight (8) directors, including two external directors appointed as required under the Israeli Companies Law, or the Companies Law. Other than our external directors, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated articles of association.

Further, our shareholders approved an approval mechanism similar to a mechanism that exists in the Delaware Generate Corporate Law, which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving Directors is lower than their minimal one, the board of directors shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its power and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting.

Voting Rights

All our Ordinary Shares have identical voting and other rights in all respects.

Quorum Requirements

Pursuant to our articles of association, holders of our Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders, present in person or by proxy, holding at least fifteen percent (15%) of the voting rights of the Company. A meeting adjourned for lack of a quorum will be adjourned for one day at the same time and place, or to such other day, time or place if such is stated in the notice of the meeting. At the reconvened meeting, if a quorum is not present within a half an hour, any number of shareholders present in person or by proxy will constitute a lawful quorum.

Vote Requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of a Controlling Shareholder” in our 2020 Annual Report. Certain transactions with respect to remuneration of our office holders and directors require further approvals described under “Item 6. Directors, Senior Management and Employees—C. Board Practices— Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of an Office Holder” in our 2020 Annual Report. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of the majority of the shareholders voting their shares, other than abstainees, holding at least 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Alternatively, such an acquisition may be approved pursuant to a private placement approved by the company’s shareholders with the purpose of approving the acquisition of 25% or more, or 45% or more of the company’s voting rights. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Fiduciary duties and approval of specified related party transactions and compensation under Israeli law—Disclosure of personal interests of a controlling shareholder and approval of transactions)” in our 2020 Annual Report.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing Powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or specifically granted to our shareholders to management, including the power to borrow money for company purposes.

Changes in Our Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF THE WARRANTS

The Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the forms of warrant for the applicable warrant type, which are filed as exhibits to the registration statement of which this prospectus is a part.

Exercisability

The Outstanding Warrants are exercisable six months from the date of issuance with a term of exercise equal to five years from the initial exercise date. The Pre-Funded Warrants were exercisable at any time after the date of issuance upon payment of the exercise price. As of October 5, 2021, warrants to purchase 100,000 Ordinary Shares have been exercised, the Outstanding Warrants to purchase up to 1,728,942 Ordinary Shares remain unexercised and the Pre-Funded Warrants to purchase up to 136,312 Ordinary Shares remain unexercised.

The Warrants are exercisable, at the option of each holder, in whole or in part (however, only whole Outstanding Warrants may be exercised) by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise, together with other applicable charges and taxes. Each Warrant sets out the number of Ordinary Shares such Warrant holder is entitled to upon exercise. Warrants are not exercisable for a fraction of an Ordinary Share and may only be exercised into whole numbers of Ordinary Shares. In lieu of fractional Ordinary Shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole Ordinary Share. Unless otherwise specified in the Warrants, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The Outstanding Warrants are exercisable at an exercise price of $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants. The Pre-Funded Warrants are exercisable at an exercise price of $0.001 per Ordinary Share. The exercise price per Warrant is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per Ordinary Share, all other applicable charges and taxes are due and payable upon exercise.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us, together with the appropriate instruments of transfer.

Book-entry Form

Pursuant to a warrant agent agreement between us and Computershare Inc., as warrant agent, the Warrants were issued in book-entry form and initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The Warrants are governed by the terms of a global warrant held in book-entry form. The holder of a Warrant will not be deemed a holder of our underlying Ordinary Shares until the Warrant is exercised, except as set forth in the Warrant.

The Warrants were issued separately from the Ordinary Shares, and may be transferred separately.

Fundamental Transactions

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares, (4) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding Ordinary Shares, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Ordinary Shares then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Shareholder

Except by virtue of such holder’s ownership of Ordinary Shares, the holder of Warrants does not have rights or privileges of a holder of Ordinary Shares, including any voting rights, until the holder exercises the Warrants.

RESEARCH GRANTS

Our research and development efforts mainly with respect to our past activities (with respect to immunotherapy programs such as the Anti-CD3) were financed in part through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of June 30, 2021, we had received the aggregate amount of approximately $1.1 million from the IIA for the development of these programs, which have since been sold. With respect to such grants, we are committed to pay royalties of up to an aggregate amount of approximately $1.1 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. We are further required to comply with the requirements of the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. In addition, any change of control and any change of ownership of our Ordinary Shares requires prior written notice from the IIA, and in the event that a non-Israeli entity or individual acquires more than 5% of our shares, or becomes an “interested party” as defined in the Research Law, such notification will be accompanied with a written undertaking by such party to be bound by the provisions of the Research Law. When a company develops know-how, technology or products using IIA grants, the terms of the Research Law restrict the transfer of such know-how inside or outside of Israel, and the transfer outside of Israel of manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. None of our current projects in the field of cannabinoid therapeutics are supported by the IIA, yet if eligible, we might apply for such support in the future.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market on which the Ordinary Shares are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the later of (i) the one-year anniversary of the completion of the sale of the Ordinary Shares and Warrants pursuant to the Purchase Agreement or (ii) until such time as the Warrants have been exercised in full. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the Ordinary Shares and the Ordinary Shares issuable upon exercise of the Warrants. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$2,750.82
Printer fees	$2,000
Legal fees and expenses	$10,000
Miscellaneous fees	$1,500
Total	$16,250.82

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in SciSparc Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2020, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been affected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at http://www.scisparc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2020, filed on March 30, 2021 (File No. 001-38041);

●	our Reports on Form 6-K filed on June 25, 2021, July 7, 2021, July 16, 2021, July 19, 2021, July 28, 2021, August 5, 2021, August 16, 2021 (as amended by our Report on Form 6-K/A filed on August 26, 2021), August 17, 2021, August 26, 2021, and September 24, 2021; and

●	the description of our Ordinary Shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041), including any amendments or reports filed for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel, Tel: +972-(3) 610-3100.

Up to 2,809,494 Ordinary Shares

SCISPARC LTD.

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since November 2017, which were not registered under the Securities Act. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation D or Regulation S under the Securities Act.

On September 17, 2020, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our Board of Directors. On October 1, 2020, our Board of Directors resolved that the final ratio for the reverse split will be 20:1, or the Reverse Split. The Reverse Split became effective after the close of business on October 16, 2020. All descriptions of our share capital herein, including share amounts and per share amounts, are presented after giving effect to the Reverse Split.

On November 23, 2018, we issued to YA II PN Ltd., or YA II PN, $1.5 million of convertible debentures, and an additional 131 ADSs as a commitment fee. The outstanding principal, together with accrued and unpaid interest, was convertible, at the option of the YA II PN, into ADSs at 95% of the lowest daily volume weighted average price during the five consecutive trading days, immediately preceding the conversion date. The debentures were converted into an aggregate of 8,150 ADSs.

On March 19, 2020, we entered into a securities purchase agreement with respect to a private placement of convertible notes in the aggregate amount of $220,000, warrants to purchase up to 4,490 ADSs, and 571 ADSs. The private placement closed on April 6, 2020.

On May 15, 2020, in connection with a joint venture transaction, we issued a warrant to purchase $340,000 of ADSs representing our Ordinary Shares. Pursuant to the terms of the warrant, the exercise price per ADS is equal to the closing price of the ADSs on the trading day on which the notice of exercise was actually received by us, and shall be paid by transferring to the Company a duly executed share transfer deed for 9,577 ordinary shares of Evero Health Ltd. The warrant will be exercisable for 12 months starting from the 12-month anniversary of the issuance date.

On March 4, 2021, we issued an aggregate of 1,152,628 units, as follows: (a) 916,316 units at an offering price of $7.07 per unit, consisting of one ADS, one Series A warrant to purchase an equal number of units purchased and one Series B warrant to purchase half the number of units and (b) 236,312 pre-funded units at a price of $7.069 per unit, consisting of one pre-funded warrant to purchase one ADS, one Series A warrant to purchase an equal number of units purchased and one Series B warrant to purchase half the number of units.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit	Description
3.1	Amended and Restated Articles of Association of SciSparc Ltd. (unofficial English translation from Hebrew original) (filed as Annex A to Exhibit 99.1 to a Form 6-K (File No. 001-38041) as filed on January 25, 2021 and incorporated herein by reference).

4.1	Form of Series A Warrant, (filed as Exhibit 99.5 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

4.2	Form of Series B Warrant, (filed as Exhibit 99.6 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

4.3	Form of Pre-Funded Warrant, (filed as Exhibit 99.4 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices, Israeli legal counsel to the Registrant.

10. 1^	License Agreement dated May 20, 2015, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on December 6, 2016, and incorporated herein by reference).

10.2^^	License Agreement dated July 29, 2018, by and between the Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. (filed as Exhibit 4.2 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 15, 2019, and incorporated herein by reference).

10.3	Israeli Share Option Plan (2015) (filed as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference).

10.4	Form of Indemnification Agreement (filed as Exhibit 4.12 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017, and incorporated herein by reference).

10.5	Form of Exculpation Agreement (filed as Exhibit 4.5 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 20, 2021, and incorporated herein by reference).

10.6	First Amendment to License Agreement dated as of August 19, 2015, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.8 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on June 15, 2020, and incorporated herein by reference).

10.7	Second Amendment to License Agreement dated as of September 17, 2017, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.16 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 30, 2018, and is incorporated herein by reference).

10.8	Third Amendment to License Agreement dated as of July 14, 2019, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.9 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on June 15, 2020, and incorporated herein by reference).

10.9	Amended Compensation Policy approved by the Company’s shareholders on March 1, 2021 (filed as Exhibit 4.8 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 20, 2021, and incorporated herein by reference).

10.10	Form of Securities Purchase Agreement (filed as Exhibit 99.2 Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

10.11	Warrant Agent Agreement, dated November 23, 2020 (filed as Exhibit 4.1 to Form 6-K as filed with the Securities and Exchange Commission on November 24, 2020, and incorporated herein by reference).

10.12	Placement Agency Agreement (filed as Exhibit 99.3 Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

23.1**	Consent of Kost, Forer, Gabbay & Kasierer, a member of EY Global.

23.2*	Consent of Meitar | Law Offices, Israeli legal counsel to the Registrant (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

**	Filed herewith.

^	Confidential treatment was granted with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.

^^	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to SciSparc if publicly disclosed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on October 6, 2021.

SCISPARC LTD.

By:	/s/ Amitay Weiss
Amitay Weiss
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amitay Weiss	Chief Executive Officer	October 6, 2021
Amitay Weiss	(Principal Executive Officer) and Director

/s/ Oz Adler	Chief Financial Officer	October 6, 2021
Oz Adler	(Principal Financial and Accounting Officer)

*	Director	October 6, 2021
Amnon Ben Shay

*	Director	October 6, 2021
Alon Dayan

*	Director	October 6, 2021
Moshe Revach

*	Director	October 6, 2021
Itschak Shrem

*	Director	October 6, 2021
Liat Sidi

*	Director	October 6, 2021
Lior Vider

*By:	/s/ Amitay Weiss
Amitay Weiss
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on October 6, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director